As filed with the Securities and Exchange Commission on November 3, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	98-0355777

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
157-159 rue Anatole France
92300 Levallois-Perret
France
(Address, including zip code, of Registrant’s principal executive offices)

INFOMMERSION, INC. 2002 STOCK INCENTIVE PLAN
(Full titles of the Plans)

James R. Tolonen
Chief Financial Officer
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Susan J. Wolfe, Esq. Senior Vice President, General Counsel and Secretary Business Objects S.A. c/o Business Objects Americas 3030 Orchard Parkway San Jose, California 95134 (408) 953-6000	John T. Sheridan, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee
Ordinary Shares, nominal value €0.10 per share (1)
Infommersion, Inc. 2002 Stock Incentive Plan	110,752	$4.88	$540,873.67(3)	$63.66

(1)	American depositary shares evidenced by American depositary receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to a separate Registration Statement on Form F-6, filed on October 15, 2003 (File No. 333-109712).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares which become deliverable under the Infommersion, Inc. 2002 Stock Incentive Plan, as amended on December 3, 2004, by reason of any stock dividend, stock split, capitalization of reserves, profits or premiums or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s issued and outstanding Ordinary Shares.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The weighted average exercise price of the 110,752 shares subject to outstanding options under the Infommersion, Inc. 2002 Stock Incentive Plan to be registered is $4.88.

Explanatory Note
     On October 31, 2005, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 3, 2005, between Business Objects S.A., a société anonyme organized under the laws of the French Republic (“Business Objects”), Lighthouse Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Business Objects (“Merger Sub”), Infommersion, Inc., a Delaware Corporation (“Infommersion”) and Santiago Becerra, Sr., Merger Sub merged with and into Infommersion.
     Pursuant to the Merger Agreement, Business Objects assumed the obligations of Infommersion under the Infommersion, Inc. 2002 Stock Incentive Plan, as amended on December 3, 2004 (the “2002 Plan”). Each option to acquire shares of Infommersion common stock outstanding under the 2002 Plan immediately prior to the closing date of October 31, 2005, whether vested or unvested (other than any Infommersion options held by non-employees directors of Infommersion), was converted into the right to acquire 0.26 currently outstanding Business Objects American Depositary Shares (each Business Objects American Depositary Share representing one Business Objects ordinary share), as calculated in accordance with the Merger Agreement (the “Shares”). The Shares are held by Business Objects Option LLC and were issued to Business Objects Option LLC in Business Objects’ acquisition of all of the outstanding stock of Crystal Decisions, Inc. in December 2003. An aggregate of 110,752 currently outstanding Shares are being registered pursuant to this Registration Statement on Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 9, 2005.

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 9, 2005.

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on each of October 26, 2005, October 7, 2005, September 15, 2005, August 29, 2005, August 18, 2005, July 25, 2005, June 20, 2005, April 7, 2005, April 6, 2005, March 16, 2005 (as amended on Form 8-K/A filed on April 27, 2005), March 14, 2005, January 31, 2005 and January 28, 2005; provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted with, the Forms 8-K that was expressly furnished and not filed.

5.	The description of Registrant’s Ordinary Shares, nominal value €0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     The indemnification and liability of the Registrant’s directors and Officers (as defined below) are governed by French law.
     French law generally limits the ability of a French company to indemnify its (i) directors, as well as (ii) its chief executive officer (“Directeur Général”) and (iii) its deputy chief executive officers (“Directeurs Généraux Délégués”), (ii) and (iii) collectively or individually named the “Officer(s)”, against their liabilities. However, if a director or an Officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the French company may in specified circumstances reimburse those fees and costs, to the extent permitted by the law and regulations in effect, under an indemnification arrangement with the director or the Officer.
     Pursuant to French law, any indemnification arrangement between the Registrant and any of its directors or Officers must be approved by the Registrant’s shareholders. The Registrant has entered into indemnification agreements with its current directors and Officers pursuant to which the Registrant has undertaken to purchase directors and officers liability insurance for all of its directors and Officers, each a “Beneficiary”, under which each Beneficiary is indemnified for any costs, damages or losses related to any litigation, suit, proceeding or claim, each a “Claim” to the extent permitted by the laws and regulations then in effect, (including reasonable expenses, taxes, costs and fees related to the defense of such Claim) against such Beneficiary by reason of his position as a director or Officer of the Registrant, except in the case of any costs, damages or losses resulting from any gross or willful misconduct, fraudulent misrepresentation or breach of criminal laws and regulations by the Beneficiary. The Registrant’s current form of indemnification agreement was approved by the Registrant’s board of directors on March 31, 2004 and by the Registrant’s shareholders on June 10, 2004.

     The French Commercial Code does not prohibit a company from purchasing directors and officers insurance for all or part of the members of its management. Under French law, a company is responsible to third parties for the consequences of the decisions of its directors or Officers, such as violations of the laws and regulations applicable to French commercial companies, breaches of a company’s articles of association or mismanagement. If those decisions qualify as mismanagement for instance, the relevant director or Officer may be required to fully or partly indemnify the company. In addition, under French law, the directors and Officers are liable individually or jointly, as the case may be, to the company or to third parties to the same extent. The Registrant has purchased directors and officers liability insurance for all of its directors and Officers, which is currently in effect. The coverage provided pursuant to such policy complies with the terms of the indemnification agreement described in the paragraph above.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description of Document
4.1 (1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

5.1	Opinion of Shearman & Sterling LLP as to the validity of the previously issued ordinary shares.

10.67	Infommersion, Inc. 2002 Stock Incentive Plan, as amended on December 3, 2004.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 1 to Registrant’s Registration Statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of Part II of this Form S-8 Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on November 3, 2005.

BUSINESS OBJECTS S.A.
By:	/s/ John Schwarz
John Schwarz,
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Schwarz and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed on November 3, 2005, by the following persons in the capacities indicated.

Signature	Title	Date
/s/ John Schwarz John Schwarz	Chief Executive Officer (Principal Executive Officer)	November 3, 2005

/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	November 3, 2005

/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board	November 3, 2005

/s/ Bernard Charlès Bernard Charlès	Director	November 3, 2005

/s/ Jean-François Heitz Jean-François Heitz	Director	November 3, 2005

/s/ Gerald Held Gerald Held	Director	November 3, 2005

Kurt J. Lauk	Director

/s/ Carl F. Pascarella Carl F. Pascarella	Director	November 3, 2005

/s/ David Peterschmidt David Peterschmidt	Director	November 3, 2005

/s/ David J. Roux David J. Roux	Director	November 3, 2005

/s/ Arnold N. Silverman Arnold N. Silverman	Director	November 3, 2005

Index to Exhibits

Exhibit
Number	Description of Document
4.1 (1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

5.1	Opinion of Shearman & Sterling LLP as to the validity of the previously issued ordinary shares.

10.67	Infommersion, Inc. 2002 Stock Incentive Plan, as amended on December 3, 2004.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 1 to Registrant’s registration statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).